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                          February 8, 2023

       David Sachs
       CFO
       ImmunityBio, Inc.
       3530 John Hopkins Court,
       San Diego California 92121

                                                        Re: ImmunityBio, Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed February 7,
2023
                                                            File No. 333-269608

       Dear David Sachs:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Arzhang
Navai at 202-551-4676 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Life Sciences
       cc:                                              Tom Hornish, Esq.